Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is entered into effective as of July 17, 2020 (the “Effective Date”) by and between Pioneer Energy Services Corp., a Delaware corporation (the “Company”), and Matt Porter (“Consultant”). The Company and Consultant are each sometimes referred to herein as a “Party”, and together as the “Parties”.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the Parties hereto agree as follows:

1.Engagement; Term. The Company hereby engages Consultant to act as the Company’s Interim Chief Executive Officer (“Interim CEO”), and Consultant hereby accepts such engagement, each subject to and in accordance with the terms and conditions of this Agreement. The Company expects that Consultant will serve as the Interim CEO until such time as the Company appoints a new Chief Executive Officer; however, this Agreement and Consultant’s engagement as Interim CEO hereunder may be terminated by either Consultant or the Company at any time and for any reason upon ten days’ advance written notice by either Party to the other Party. Further, this Agreement will terminate automatically on the close of business on the date that is 90 days following the Effective Date unless the Parties agree in writing to extend the term of this Agreement. The period that begins on the Effective Date and ends on the date on which this Agreement and Consultant’s engagement hereunder terminates is herein referred to as the “Term.”
2.Scope of Consultancy. During the Term, Consultant will serve as Interim CEO. As Interim CEO, Consultant shall perform such services and duties as reasonably requested by the Board, to whom he shall report. The Company will rely on Consultant to provide his best efforts and as much time as necessary to provide leadership for the Company, although it is expected that Consultant will perform the services and duties hereunder on a full-time basis. The Parties agree that Consultant will perform his services and duties hereunder from his place of residence or at the Company’s principal place of business in San Antonio, Texas; however, the Company expects Consultant to spend as much time as reasonably practicable at the Company’s principal place of business in San Antonio, Texas.
3.Board Service. Consultant will remain on the Board until he resigns or fails to be re-elected by the Company’s stockholders, and Consultant will continue to be entitled to any additional compensation as a result of his service as a member of the Board. In connection with his appointment as Interim CEO and in accordance with NYSE rules, Consultant hereby immediately resigns from those committees of the Board on which he currently serves.
4.Compensation. During the Term, Consultant will be paid base compensation at a rate of $35,000 per month in accordance with the Company’s normal payroll practices. Consultant is not and will not be considered an employee of the Company, and as a result will not be entitled to other compensation or benefits based on work performed under this Agreement provided by the Company to its employees including but not limited to life insurance, death benefits, accident or health insurance, qualified pension or retirement plans, severance, or any other employee benefit. Consultant hereby waives any right to said Company employee benefits by executing this Agreement. If, notwithstanding the foregoing, Consultant is reclassified as an employee of the Company by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other federal or state or foreign agency as the result of any administrative or judicial proceeding, Consultant agrees that he will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or a retrospective basis, any employee benefits under any plans or programs established or maintained by the Company. Further, Consultant acknowledges and agrees that he will not be eligible to participate in or receive grants or awards under any Company short- or long-term cash or equity incentive compensation plan or program.
5.Reimbursement of Expenses. The Company will reimburse Consultant for all reasonable travel and other expenses incurred by Consultant in rendering the services hereunder, provided that such expenses are confirmed by appropriate written expense statements and other supporting documentation. Invoices for reimbursable expenses shall be sent to the Company’s Chief Financial Officer no later than the tenth day of the calendar month following the calendar month in which the expense was incurred. The Company shall pay such invoices within 15 days of receipt.
6.Independent Contractor.
(a)It is understood and agreed that Consultant is an independent contractor and that neither this Agreement nor the rendering of the services hereunder shall for any purpose whatsoever or in any way or manner create a partnership, agency, joint venture or employment relationship. Consultant will take no position with respect to or on any tax return or application for benefits, or in any proceeding directly or indirectly involving Company, that is inconsistent with Consultant being an independent contractor (and not an employee) of Company.
(b)Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant will comply with all applicable federal, state, local, and foreign laws governing self-employed individuals, including laws requiring the payment of taxes, such as income and employment taxes, and social security, disability, and other contributions. No part of Consultant’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.
7.Confidentiality. Consultant agrees to preserve and protect the confidentiality of all Confidential Information (as defined below), which Consultant acknowledges is the sole and exclusive property of the Company. Consultant agrees that he will not, at any time during the Term or thereafter, make any unauthorized disclosure of Confidential Information, or make any use thereof, except, in each case, in the carrying out of Consultant’s responsibilities to the Company. Consultant further agrees to preserve and protect the confidentiality of all confidential information of third parties provided to the Company by such third parties with an expectation of confidentiality. Consultant shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Consultant hereunder to preserve and protect the confidentiality of such Confidential Information. Consultant shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable laws; provided, however, that in the event disclosure is required by applicable laws and Consultant is making such disclosure, Consultant shall provide the Company with prompt notice of such requirement prior to making any such disclosure to the extent practicable and not legally prohibited, so that the Company may seek an appropriate protective order at the Company’s sole cost and expense. The term “Confidential Information” shall mean any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company and includes, regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (i) technical information and materials of the Company; (ii) business information and materials of the Company; (iii) any information or material that gives the Company an advantage with respect to its competitors by virtue of not being known by those competitors; and (iv) other valuable, confidential information and materials and/or trade secrets of the Company.

8.Intellectual Property Rights. Consultant acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company’s or any of its subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Consultant during the Term in the course or scope of his consultancy hereunder or when utilizing the Company’s office space, equipment, supplies or facilities (collectively, the “Work Product”) belong to the Company or such subsidiary. All Work Product created by Consultant during the Term will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein. All other rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of Consultant’s rights to any copyrights or copyright registrations related thereto, are conveyed, assigned and transferred to the Company pursuant to this Agreement. Consultant will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Term) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).
9.Permitted Disclosures. Consultant has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits Consultant from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and Consultant may do so without notifying the Company. The Company and its subsidiaries may not retaliate against Consultant for any of these activities, and nothing in this Agreement or otherwise requires Consultant to waive any monetary award or other payment that Consultant might become entitled to from the SEC or any other governmental entity or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits Consultant from notifying the Company that Consultant is going to make a report or disclosure to law enforcement.
10.Arbitration. The Parties agree to arbitrate any controversy or claim arising out of this Agreement, but excluding controversies or claims arising out of, or related to, Sections 7 of this Agreement or your obligations set forth therein, which controversies and claims shall not be subject to this arbitration provision). Any such arbitration shall be fully and finally resolved in binding arbitration in a proceeding in San Antonio, Texas in accordance with the rules of the American Arbitration Association before a single arbitrator. The arbitration proceedings shall be confidential. The arbitrator shall not have the authority to modify or change any of the terms of this Agreement. The arbitrator’s award shall be final and binding upon the Parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and an enforcement as the law of such jurisdiction may require or allow. The arbitrator may require the losing party thereto, as determined by the arbitrator, to bear the costs and fees incurred in any such arbitration, including legal fees and expenses
11.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas (without giving effect to the choice of law provisions thereof). The Parties hereby agree that the exclusive jurisdiction for the resolution of any dispute relating to or arising from this Agreement before the state and federal courts in Bexar County, Texas.

(a)Notices. Any notice or other communication required hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following electronic via fax or email delivery, or the third (3rd) business day after mailing FedEx or UPS to:

To the Company:

Pioneer Energy Services Corp.
1250 NE Loop 410, Suite 1000 San Antonio, Texas 78209 Attn: General Counsel (Bryce Seki) Telephone: (210) 828 7689 Facsimile: (210) 828 8228 Email: BSeki@pioneeres.com

To Consultant:

12002 Homewood Ln Houston, TX 77024 Cell Phone: (832) 499-2171
or to such other address as any Party hereto may designate by notice to the other Party.
12.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns. Consultant agrees that the Company may assign this Agreement, in whole or in part, to any person or entity controlled by, in control of, or under common control with, the Company, and to any purchaser of all or substantially all of its assets or such portion of its assets to which this Agreement relates, or to any successor corporation resulting from any merger or consolidation of the Company with or into such corporation. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder with the Company’s written consent. In no event shall the Consultant assign or delegate responsibility for actual performance of his services and duties hereunder to any other person or entity without the prior written consent of the Company.
13.Entire Agreement. Consultant acknowledges that this Agreement constitutes the complete understanding between the Company and Consultant regarding its subject matter and supersedes any and all prior written, and prior or contemporaneous oral, agreements, understandings, and discussions, whether written or oral, between Consultant and the Company. No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and Consultant after the date of this Agreement.
14.Enforceability. The invalidity or unenforceability of any provision hereof as to an obligation of a party shall in no way affect the validity or enforceability of any other provision of this Agreement, provided that if such invalidity or unenforceability materially adversely affects the benefits the other party reasonably expected to receive hereunder, that party shall have the right to terminate this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

15.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the day and year first above written.

CONSULTANT	PIONEER ENERGY SERVICES CORP.
/s/ Matt Porter	By: /s/ Lorne Phillips
Matt Porter	Name: Lorne Phillips
Title: CFO